WEIRTON STEEL CORPORATION
PRESS RELEASE

May 10, 1995--

TWO NEW DIRECTORS PROPOSED FOR WEIRTON STEEL BOARD

     Weirton, W.Va., May 10, 1995--The Board of Directors of
Weirton Steel Corporation has announced the nomination of two candidates for election to the Company's Board to replace Directors Harvey L. Sperry and Gordon C. Hurlbert, neither of whom are standing for reelection.

     Robert S. Reitman is nominated for a three-year term commencing May 25, 1995. He is Chairman, President and Chief
Executive Officer of The Tranzonic Companies, Pepper Pike, Ohio.

     A native of Fairmont, WV, Mr. Reitman received a B.S. degree in Accounting from West Virginia University in 1955 and law degree from Case Western Reserve University, Cleveland, in 1958.

     After ten years with the Cleveland law firm of Burke, Haber and Berick, where he was a partner, he joined The Tranzonic Companies (formerly the AAV Companies) in 1968 as Executive Vice President and Vice Chairman. He has served in his current position since 1982. The multi-divisional firm makes products for personal hygiene, the care and storage of clothing and industrial packaging. It also distributes industrial wiping textiles.

     Mr. Reitman has been, and is an active leader in a number of business, professional, religious and civic organizations. He currently is a director of Society National Bank, Cleveland.

     Shareholders are also being asked to approve the election of Richard R. Burt for a term beginning in April 1996. Mr. Burt is a former Ambassador to the Federal Republic of Germany, and currently is Chairman of International Equity Partners, LLP, headquartered in Washington, D.C.

     Mr. Burt cannot commence serving as a director until this later date because he was a partner in McKinsey & Company, a consultant to Weirton Steel until March 31, 1994.

     Mr. Burt, born in Chile, is a 1969 graduate of Cornell
University.  He became Chairman of the recently formed
International Equity Partners in 1994. The firm focuses on investment banking, project development and consulting in emerging markets including India, China, Russia and Eastern Europe.

     Mr. Burt also serves as a senior advisor to the Center for Strategic and International Studies in Washington and is co-director of the G-7 Council, a non-profit research group focused on enhancing cooperation among the major world economies.

     Before leaving government in 1991, he served as Chief
Negotiator in the Strategic Arms Reduction Talks (START) with the former Soviet Union. He was confirmed by the U.S. Senate with the rank of Ambassador.

     While he was U.S. Ambassador to the Federal Republic of Germany from 1985 to 1989, Ambassador Burt headed the largest U.S. Mission in Europe and dealt with a series of complex political, economic and military issues.

     Mr. Sperry and Mr. Hurlbert were initial members of the Weirton Steel Board following the creation of the Company in 1984.